March 6, 2019

Russell Shipman

Janus Capital Management LLC

151 Detroit Street

Denver, Colorado 80206

RE:      Amendment to Administrative Services Letter Agreement

Dear Mr. Shipman,

This letter provides for an amendment to the Administrative Services Letter Agreement dated March 30, 2007 (the “letter agreement”) between Janus Capital Management LLC (the “Adviser”) and Pacific Life Insurance Company (the “Company”) concerning certain administrative services.

The parties agree to amend the letter agreement as follows:

1.                                      Paragraph 1 is deleted and replaced with the following:

Administrative Services and Expenses. Administrative services for the separate accounts of the company (the “Accounts”) which invest in Service Shares and Institutional Shares (collectively, “Shares”) of one or more portfolios (collectively, the “Portfolios”) of Janus Aspen Series (the “Trust”) pursuant to the Participation Agreement between the Company and the Trust dated March 30, 2007, (the “Participation Agreement”), and for purchasers of variable annuity or life insurance contracts (the “Contracts”) issued through the Accounts are the responsibility of the Company.  Administrative services for the Shares of the Portfolio, in which the Accounts invest, and for purchasers of Shares of the Portfolios, are the responsibility of the Trust.  The administrative services the Company intends to provide to the Trust and its Portfolios’ Shares are set forth in Schedule A attached to this letter agreement, which may be amended from time to time.

Except as modified herein, all other terms and conditions of the letter agreement remain in full force and effect.

This Amendment may be executed in any number of counterparts, each of which shall be deemed to be an original.

Each of the parties has agreed to execute this amendment to the letter agreement effective as of May 1, 2019.

JANUS CAPITAL MANAGEMENT LLC		PACIFIC LIFE INSURANCE COMPANY

By:	/s/ Russell P. Shipman	By:	/s/ Jose T. Miscolta
Name:	Russell P. Shipman	Name:	Jose T. Miscolta
Title:	Senior Vice President	Title:	Assistant Vice President

		Attest:	/s/ Brandon J. Cage
		Name:	Brandon J. Cage
		Title:	Assistant Secretary